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                                                                     EXHIBIT 8.2


                    [LETTERHEAD OF MORRISON & FOERSTER LLP]


                                                May [  ], 2002


McGrath RentCorp
5700 Las Positas Road
Livermore, CA 94550


    Re: Agreement and Plan of Merger, dated as of December 20, 2001, by and between Tyco Acquisition Corp. 33, a Nevada corporation and McGrath RentCorp, a California corporation


Ladies and Gentlemen:


    We have acted as counsel to McGrath RentCorp, a California corporation ("Company"), in connection with the proposed merger (the "Merger") of Company with and into Tyco Acquisition Corp. 33 ("Acquiror"), a Nevada corporation and a wholly-owned subsidiary of Tyco International Ltd. ("Guarantor"), a Bermuda company, pursuant to the Agreement and Plan of Merger (the "Agreement") dated as of December 20, 2001, by and between Acquiror and Company. The Merger is described in the Registration Statement of Guarantor on Form S-4, as amended (the "Registration Statement"), filed on January 8, 2002, with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement includes the proxy statement and prospectus of Company and Guarantor (the "Proxy Statement/Prospectus"). This opinion is being rendered pursuant to the Agreement and in connection with the filing of the Registration Statement. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Registration Statement.



    In connection with this opinion, we have examined and are familiar with the Agreement, the Registration Statement and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed (i) that the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the Agreement, without waiver or modification of the material terms and conditions thereof; (ii) the truth and accuracy, on the date of the Agreement and on the date hereof, of the representations and warranties made by Acquiror and Company in the Agreement; (iii) the truth and accuracy of the officer's certificates dated May [ ], 2002 (the "Officer's Certificates") provided to us by Guarantor and Company for use in preparing our opinion;
(iv) that any representation in an Officer's Certificate made "to the knowledge" or similarly qualified is correct without such qualification; and (v) that the aggregate value of the Guarantor Common Shares to be delivered to Company stockholders in the Merger, relative to the aggregate value of the Merger Consideration, as determined as of the Effective Time, will be sufficient to satisfy the "continuity of interest" requirements of the Treasury Regulations (and that Company will consent to increase the percentage of Company Common Stock exchanged for Guarantor Common Shares to the extent necessary to satisfy the continuity of interest requirements).


    The conclusion expressed herein represents our judgment of the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, rulings and other pronouncements of the Internal Revenue Service (the "IRS") currently in effect, and judicial decisions, all of which are subject to change, prospectively or retroactively. No assurance can be given that such changes will not take place, or that such changes would not affect the conclusion expressed herein. Furthermore, our opinion represents only our best judgment of how a court would conclude if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurance can be given
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that a position taken in reliance on our opinion will not be challenged by the
IRS or rejected by a court.

    Our opinion relates solely to the tax consequences of the Merger under the federal income tax laws of the United States, and we express no opinion (and no opinion should be inferred) regarding the tax consequences of the Merger under the laws of any other jurisdiction. This opinion addresses only the specific issues set forth herein, and does not address any other tax consequences that may result from the Merger or any other transaction.

    No opinion is expressed as to any transaction other than the Merger as described in the Agreement or as to any transaction whatsoever, including the Merger, if all of the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver or breach of any material provision thereof, or if all the representations, warranties, statements and assumptions upon which we rely are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we rely to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

    Based upon and subject to the foregoing, in our opinion, (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code that is not subject to Section 367(a)(1) of the Code pursuant to Treasury Regulation Section 1.367(a)-3(c) (other than with respect to Company shareholders who are or will be "five-percent transferee shareholders" within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii) and do not enter into five-year gain recognition agreements in the form provided in Treasury Regulation Section 1.367(a)-8) and (ii) each of Guarantor, Acquiror and Company will be a "party to a reorganization" within the meaning of Section 368(b) of the Code. In addition, the discussion contained in the section of the Proxy Statement/ Prospectus entitled "The Merger--Material U.S. Federal Income Tax and Bermuda Tax Consequences--U.S. Federal Income Tax Consequences--1. Consequences of the merger," subject to the limitations and qualifications set forth herein and in that discussion, constitutes our opinion as to the material United States federal income tax consequences of the exchange of Company Common Stock for Guarantor Common Shares and/or cash in the Merger.

    This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm name in the Proxy Statement/Prospectus under the captions "The Merger--Material U.S. Federal Income Tax and Bermuda Tax Consequences--U.S. Federal Income Tax Consequences--1. Consequences of the merger" and "Legal Matters." In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

                                        Very truly yours,

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